Filed Pursuant to Rule 424(b)(3)
                                     Registration No. 333-39334


            Prospectus Supplement No. 2, dated December 14, 2001,
                      to Prospectus dated August 1, 2000


                                 RENTECH, INC.

                               8,805,560 Shares

                                 Common Stock

       This document supplements the information in the Prospectus relating to the selling shareholders and the number of shares they beneficially own that may be offered under the prospectus. The following information represents a revision to the table called "Selling Shareholders" that appears on pages 16 and 17 of the Prospectus.

       The number of shares that may be offered by the following Selling Shareholders has changed. Notwithstanding, the total number of shares that may be offered by all Selling Shareholders pursuant to this prospectus has not been affected.

                                                        Number of
                                                        Shares to be
                                                        Beneficially
                                                        Owned on
                                                        Completion
                                         Number of      of the
                Number of Shares         Shares         Offering
                Beneficially Owned       That May                            % of
Shareholder     Record    Indirect       Be Offered     Record   Indirect    Class
-----------     ------    --------       ----------     ------   --------    -----

Azure Energy
  Fund, Inc.    166,664   2,125,001(1)   1,145,832(2)   83,332   1,062,501   1.7%

Ratya Energy
  Group, Ltd.         0           0              0           0           0   0

(1)  Warrants to purchase common stock at $2.64 per share expiring March 29, 2003.

(2) 83,332 of these shares are currently outstanding, and 1,062,500 underlie outstanding purchase warrants.


       The prospectus, together with prospectus supplement No. 1 dated June 19, 2001 and this prospectus supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the shares of common stock. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus, as supplemented and amended."

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       This prospectus supplement is dated December 14, 2001.